Exhibit 99.1

Monster Worldwide Reports Second Quarter and Six Months 2007 Results

Announces Restructuring Plan to Invest in Growth and Reduce Costs

Total Revenue Grows 20% to $331 Million; Careers Revenue Rises 23%

Diluted Earnings Per Share from Continuing Operations at $0.22, Including $0.10 Per Share Relating to Severance for Former Executives and the Stock Option Investigation

Net Cash Balance Increases to $719 Million

New York, July 30, 2007— Monster Worldwide, Inc. (NASDAQ:MNST) today reported financial results for the second quarter and six months ended June 30, 2007.

Second Quarter Results

Total revenue grew 20%, or 18% before the benefit of foreign exchange rates, to $331 million in the second quarter of 2007 from $275 million in the comparable quarter of 2006.

Monster Careers revenue increased 23% to $291 million, compared with $237 million in last year’s second quarter, led by International revenue growth of 57% to $117 million.  Included in International revenue is a $6.0 million benefit from the effect of foreign exchange rates.  North American Careers revenue increased 7% to $174 million in the second quarter of 2007, while the Internet Advertising & Fees business grew revenue 5% to $40 million.

Monster Worldwide’s deferred revenue balance at June 30, 2007 was $452 million, representing a 30% increase from last year’s second quarter balance of $349 million.

Income from continuing operations was $29 million, or $0.22 per diluted share, in the second quarter of 2007.  Income from continuing operations includes pre-tax amounts of $5.3 million for legal and professional fees related to the continuing external investigations of the Company’s historical stock option grant practices and $15.8 million of previously disclosed severance costs for former executives.

At June 30, 2007, the Company’s net cash position was $719 million compared with $674 million at March 31, 2007.  Cash generated from operating activities was $53 million compared to $63 million in the second quarter of 2006.  Free cash flow was $37 million versus $47 million in the comparable quarter of the prior year.  Capital expenditures totaled $16 million in the second quarter of 2007.

Sal Iannuzzi, Chairman and Chief Executive Officer of Monster Worldwide, said, “Our second quarter financial results delivered 20% top-line growth and earnings in line with our expectations.  We continued to experience strong performance in our International business, reflecting our efforts to expand market share and brand awareness in key markets in Europe and Asia.  However, we are not satisfied with our overall performance. We believe that we are capable of significantly more robust growth and are taking decisive action to increase our investment levels to deliver on the growth opportunities in all of our businesses.  As an indication of our confidence in the Company’s long-term prospects, we also intend to make active use of the existing share repurchase program authorized by our Board of Directors.”

Six Months Results

Monster Worldwide reported total revenue of $660 million for the six months ended June 30, 2007 compared to $532 million in the comparable period last year, a 24% increase, or 22% before the benefit of foreign exchange rates. Monster Careers revenue grew 26% to $582 million compared with $462 million in the 2006 period.  Internet Advertising & Fees reported revenue of $79 million, an increase of 12% over the prior year period.  The Company reported income from continuing operations of $69 million, or $0.51 per diluted share.  Net income for the first six months of 2007 was $68 million, or $0.51 per diluted share.

Restructuring Plan

Following a comprehensive business review, the Company’s executive management team announced a series of strategic restructuring actions to position Monster Worldwide for sustainable long-term growth in the rapidly evolving global online recruitment and advertising industries.  The restructuring plan consists of the following key initiatives:

•                              A significant commitment to invest in innovative, revenue-generating products and services, as well as technology upgrades, which will make Monster Worldwide’s offerings more compelling for employers, job seekers and advertisers, while strengthening the Company’s infrastructure to support long-term growth.  In the near term, investments also will include additional advertising and promotional efforts to reinforce the Monster brand and drive customer activity.  At the same time, the Company will make investments in products, technology and people to provide customers with the level of service they expect from the market leader, as career solutions continue to shift from print to online.

•                              A substantial reduction in the current cost structure to improve productivity, generate greater efficiency, support investment, and foster an environment that encourages innovation.  Specifically, the Company expects to reduce its current workforce by approximately 800 associates, or 15% of its full-time staff, beginning immediately and into 2008.  The Company anticipates the majority of the reductions will occur by the end of this year.  The staff reduction will primarily impact non-sales related functions in North America, although portions of the global sales force with low productivity rates will be affected.

•                              Further streamlining the organizational structure by centralizing certain non-revenue generating functions, such as human resources and finance, which had operated semi-autonomously within each business unit.  This follows management’s decision in early June to realign the business operations by function across the entire global organization.

Monster Worldwide expects the cost-saving component of the plan to reduce the current operating expense base by $150 million to $170 million on an annualized basis, through a combination of workforce reductions and the adoption of more efficient methodologies throughout the operations.  The Company will invest approximately $80 million on an annualized basis in new product development and innovation, enhanced technology, global advertising campaigns and selective sales force expansion.   Included in the $80 million is estimated depreciation expense on incremental capital expenditures in new technology which the Company anticipates will be approximately $50 million.

As a result of the restructuring initiatives, the Company expects to record a cumulative pre-tax charge within the range of $55 million to $70 million, beginning in the third quarter of 2007 and into 2008.  Approximately $15 million of the charge will be non-cash, primarily related to fixed asset write-offs and accelerated depreciation for assets to be phased out.

“The restructuring plan recognizes that we can — and will — do better in driving long-term performance for our shareholders,” Mr. Iannuzzi added.  “Our top priority is to invest in key areas that will improve the customer experience and foster solid revenue growth, while at the same time lowering our cost base and streamlining operations.  We will not allow short-term considerations to prevent us from investing in world-class, innovative products that will serve the next-generation of job seeker and employer needs.  We are confident that these investments will lead to higher levels of revenue growth and strong operating margin expansion over time.”

Mr. Iannuzzi concluded, “While I regret that workforce reduction is a necessary part of our plan, we believe this action is in the best interest of our customers and shareholders.  A clearer and more simplified structure will empower our talented associates to innovate, share best practices and leverage the significant strengths that exist at Monster.  We’re committed to assisting those associates who will be affected as a result of this decision.  We remain extremely optimistic about the huge opportunity that exists in the global online recruitment and internet advertising markets, and are confident that our strategy positions us for future growth.”

Business Outlook

For the remainder of 2007, the Company’s business outlook reflects the anticipated savings and investments of the restructuring plan noted above, as well as other initiatives to improve long-term revenue growth and profitability.  Specific assumptions are as follows:

$’s in millions	Full Year 2007
Total Revenue	$1,340-$1,370
Non-GAAP Operating Expenses*	$1,070-$1,090
Interest and Other, net	$26-$28
Effective Income Tax Rate	35%
Losses in Equity Interest	$(11)-$(9)

*                    Non-GAAP operating expenses exclude ongoing costs associated with the stock option investigations, related litigation and potential fines or settlements; previously disclosed severance costs of $15.8 million for former executive officers; and anticipated restructuring charges.  See below for Notes Regarding the Use of Non-GAAP Financial Measures.

The total revenue outlook for the balance of 2007 assumes that the rate of revenue growth in the third quarter will continue at approximately the same rate as in the second quarter, offset by planned reductions in certain interstitial ads and the elimination of  “work-at-home” job postings, with a higher revenue growth rate in the fourth quarter.

Prior to the restructuring, the expected run-rate for 2007 non-GAAP operating expenses would have been $1.097 billion, and expenses were increasing at a faster rate than revenue.  The restructuring is expected to reduce the current operating expense base by approximately $150 million to $170 million on an annualized basis, and more closely align future expense increases with revenue growth, while providing $80 million for reinvestment in the business.  The plan will also provide the financial flexibility to make further investments in response to potential opportunities.

The Company stated that, by re-energizing growth and controlling expenses, the Company expects to generate an operating margin of 25% by the fourth quarter of 2008.

Supplemental Financial Information

The Company has made available certain supplemental financial information, in a separate document that can be accessed directly at http://www.monsterworldwide.com/Q207.pdf or through the Company’s Investor Relations website at http://ir.monsterworldwide.com.

Conference Call Information

Second quarter 2007 results will be discussed on Monster Worldwide’s quarterly conference call taking place on July 30, 2007 at 10:00 AM EDT.  To join the conference call, please dial (888) 551-5973 at 9:50 AM EDT and reference conference ID# 10294066.  For those outside the United States, please dial (706) 643-3467 and reference the same conference ID#.  The call will begin promptly at 10:00 AM EDT.  Individuals can also access Monster Worldwide’s quarterly conference call online through the Investor Relations section of the Company’s website at www.monsterworldwide.com.  For a replay of the call, please dial (800) 642-1687 or outside the United States dial (706) 645-9291 and reference ID #10294066.  This number is valid until midnight on August 1, 2007.

Contacts

Investors: Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com

Media: Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com

Tara Murray, (978) 461-8126, tara.murray@monster.com

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster®, the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com.  More information about Monster Worldwide is available at www.monsterworldwide.com.

Notes Regarding the Use of Non-GAAP Financial Measures

Monster Worldwide, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies.  The Company believes that its presentation of non-GAAP measures, such as operating income before depreciation and amortization, free cash flow and net cash, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Operating income before depreciation and amortization (“OIBDA”) is defined as income from operations before depreciation, amortization of intangible assets and amortization of stock based compensation. The Company considers operating income before depreciation and amortization to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets and amortization of stock based compensation from period to period, which the Company believes is useful to management and investors in evaluating its operating performance.  Operating income before depreciation and amortization is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash is defined as cash and cash equivalents plus marketable securities, less total debt.  The Company considers net cash to be an important measure of liquidity and an indicator of its ability to meet its ongoing obligations.  The Company also uses net cash, among other measures, in evaluating its choices for capital deployment.  Net cash presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

The Operating Expenses included in the Company’s outlook ranges are non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission because, among other things, they do not include legal costs and expenses that the Company will incur as a result of its historical stock option granting practices.  Because the Company cannot reasonably estimate or predict these costs and expenses, the Company cannot calculate the most directly comparable GAAP measure of Operating Expenses that would include such legal costs and expenses.  Therefore, the Company cannot reconcile the non-GAAP measure to the most directly comparable GAAP measure.  While the amount of the legal costs and expenses associated with the Company’s historical stock option granting practices is likely to be material, the Company believes that such costs and expenses are of limited significance to an evaluation of the Company’s business fundamentals, since such costs and expenses bear little relation to the Company’s core business or operating prospects.  Additionally, non-GAAP operating expenses exclude severance costs for former executive officers and anticipated restructuring charges.  While the aggregate restructuring charge can be estimated, the Company cannot determine the precise amount of the charge to be taken each period.  As a result, the Company is unable to reconcile the projected non-GAAP operating expenses to a projection calculated in accordance with GAAP.

Special Note:  Except for historical information contained herein, the statements made in this release, including the business outlook, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, ongoing costs associated with the stock option investigations and lawsuits, costs associated with the restructuring, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$331,149	$275,169	$660,177	$532,205

Salaries and related	146,153	98,862	268,500	190,415
Office and general	64,576	43,827	134,993	90,572
Marketing and promotion	78,045	73,212	156,114	139,011
Total operating expenses	288,774	215,901	559,607	419,998

Operating income	42,375	59,268	100,570	112,207

Interest and other, net	6,912	3,940	12,216	7,070

Income from continuing operations before income taxes and equity interests	49,287	63,208	112,786	119,277

Income taxes	17,406	22,077	39,758	42,488
Losses in equity interests, net	(2,966)	(2,284)	(4,386)	(3,525)

Income from continuing operations	28,915	38,847	68,642	73,264

Income (loss) from discontinued operations, net of tax	(299)	770	(544)	8,615

Net income	$28,616	$39,617	$68,098	$81,879

Basic earnings per share:

Earnings per share from continuing operations	$0.22	$0.30	$0.53	$0.57
Income per share from discontinued operations, net of tax	—	0.01	—	0.07
Basic earnings per share*	$0.22	$0.31	$0.52	$0.64

Diluted earnings per share:

Earnings per share from continuing operations	$0.22	$0.29	$0.51	$0.56
Income per share from discontinued operations, net of tax	—	0.01	—	0.07
Diluted earnings per share*	$0.21	$0.30	$0.51	$0.62

Weighted average shares outstanding:

Basic	130,542	128,551	130,268	127,662

Diluted	133,121	132,009	133,324	131,390

Operating income before depreciation and amortization:

Operating income	$42,375	$59,268	$100,570	$112,207
Depreciation and amortization of intangibles	11,543	11,155	21,524	20,927
Amortization of stock based compensation	17,116	3,423	21,478	5,452

Operating income before depreciation and amortization	$71,034	$73,846	$143,572	$138,586

* Earnings per share may not add in certain periods due to rounding.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash flows provided by operating activities:
Net income	$28,616	$39,617	$68,098	$81,879
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	299	(770)	544	(8,615)
Depreciation and amortization of intangibles	11,543	11,155	21,524	20,927
Provision for doubtful accounts	2,630	1,840	5,113	4,664
Non-cash compensation	17,116	3,423	21,478	5,452
Common stock issued for matching contribution to 401(k) plan	—	858	—	1,854
Deferred income taxes	(7,605)	2,593	(5,505)	9,329
Gain on disposal of assets	(572)	—	(572)	—
Loss in equity interests and other	2,966	2,284	4,386	3,519
Changes in assets and liabilities, net of business combinations:
Accounts receivable	(4,804)	(21,388)	20,366	(24,450)
Prepaid and other	(4,202)	(8,248)	(4,204)	(9,740)
Deferred revenue	2,360	5,544	8,051	21,444
Accounts payable, accrued liabilities and other	7,163	24,478	(1,787)	32,855
Net cash provided by (used for) operating activities of discontinued operations	(2,349)	1,342	(5,332)	5,668
Total adjustments	24,545	23,111	64,062	62,907
Net cash provided by operating activities	53,161	62,728	132,160	144,786

Cash flows used for investing activities:
Capital expenditures	(15,602)	(16,127)	(37,214)	(25,543)
Purchase of marketable securities	(317,555)	(608,773)	(682,586)	(943,763)
Sales and maturities of marketable securities	277,903	406,537	589,565	644,538
Payments for acquisitions and intangible assets, net of cash acquired	(142)	(16,832)	(1,806)	(18,282)
Investment in unconsolidated affiliate	—	—	—	(19,936)
Net proceeds from sale of business	—	32,950		32,950
Cash funded to equity investee	(1,600)	(4,800)	(4,100)	(4,800)
Net cash used for investing activities of discontinued operations	—	—	—	(2,469)
Net cash used for investing activities	(56,996)	(207,045)	(136,141)	(337,305)

Cash flows provided by financing activities:
Payments on capital lease obligations	—	(87)	—	(363)
Payments on acquisition debt	(5,552)	(7,480)	(21,862)	(29,685)
Proceeds from exercise of employee stock options	10,006	31,571	53,401	91,165
Excess tax benefits from stock option exercises	5,857	6,049	12,343	17,324
Repurchase of common stock	(6,716)	(5,879)	(10,042)	(14,416)
Structured stock repurchase, net	—	—	—	(22,758)
Net cash provided by financing activities	3,595	24,174	33,840	41,267

Effects of exchange rates on cash	1,037	1,167	2,000	1,714

Net increase (decrease) in cash and cash equivalents	797	(118,976)	31,859	(149,538)
Cash and cash equivalents, beginning of period	89,742	166,035	58,680	196,597
Cash and cash equivalents, end of period	$90,539	$47,059	$90,539	$47,059

Free cash flow:

Net cash provided by operating activities	$53,161	$62,728	$132,160	$144,786
Less: Capital expenditures	(15,602)	(16,127)	(37,214)	(25,543)
Free cash flow	$37,559	$46,601	$94,946	$119,243

MONSTER WORLDWIDE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

Assets:	June 30, 2007	December 31, 2006

Cash and cash equivalents	$90,539	$58,680
Available-for-sale securities	630,914	537,893
Accounts receivable, net	419,033	444,747
Property and equipment, net	122,077	102,402
Goodwill and intangibles, net	644,631	640,736
Other assets	203,375	185,345
Total assets	$2,110,569	$1,969,803

Liabilities and Stockholders’ equity:

Accounts payable, accrued expenses and other	$278,553	$358,850
Deferred revenue	452,196	444,145
Long-term income taxes payable	89,910	—
Other liabilities	30,169	33,459
Debt	1,972	23,664
Total liabilities	852,800	860,118

Stockholders’ equity	1,257,769	1,109,685

Total liabilities and stockholders’ equity	$2,110,569	$1,969,803

MONSTER WORLDWIDE, INC.

UNAUDITED OPERATING SEGMENT INFORMATION

(in thousands)

	MONSTER
Three Months Ended June 30, 2007	Careers— North America	Careers— International	Internet Advertising & Fees	Subtotal	Corporate Expenses	Total

Revenue	$174,481	$116,845	$39,823	$331,149		$331,149
Operating income	54,579	12,055	5,211	71,845	$(29,470)	42,375
OIBDA	60,845	17,362	7,750	85,957	(14,923)	71,034

Operating margin	31.3%	10.3%	13.1%	21.7%		12.8%
OIBDA margin	34.9%	14.9%	19.5%	26.0%		21.5%

	MONSTER
Three Months Ended June 30, 2006	Careers— North America	Careers— International	Internet Advertising & Fees	Subtotal	Corporate Expenses	Total

Revenue	$162,816	$74,374	$37,979	$275,169		$275,169
Operating income	55,597	2,003	12,563	70,163	$(10,895)	59,268
OIBDA	61,337	7,064	14,235	82,636	(8,790)	73,846

Operating margin	34.1%	2.7%	33.1%	25.5%		21.5%
OIBDA margin	37.7%	9.5%	37.5%	30.0%		26.8%

	MONSTER
Six Months Ended June 30, 2007	Careers— North America	Careers— International	Internet Advertising & Fees	Subtotal	Corporate Expenses	Total

Revenue	$358,498	$223,051	$78,628	$660,177		$660,177
Operating income	120,457	20,016	9,515	149,988	$(49,418)	100,570
OIBDA	131,995	29,956	14,189	176,140	(32,568)	143,572

Operating margin	33.6%	9.0%	12.1%	22.7%		15.2%
OIBDA margin	36.8%	13.4%	18.0%	26.7%		21.7%

	MONSTER
Six Months Ended June 30, 2006	Careers— North America	Careers— International	Internet Advertising & Fees	Subtotal	Corporate Expenses	Total

Revenue	$322,814	$138,965	$70,426	$532,205		$532,205
Operating income	110,156	2,768	22,049	134,973	$(22,766)	112,207
OIBDA	119,989	11,788	25,843	157,620	(19,034)	138,586

Operating margin	34.1%	2.0%	31.3%	25.4%		21.1%
OIBDA margin	37.2%	8.5%	36.7%	29.6%		26.0%